EXHIBIT 99.1

For Immediate Release	Contact: Tom Frank
484-947-2000

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

COMPLETION OF SENIOR AND SUBORDINATED

DEBT REFINANCING

West Chester, PA, February 24, 2004 - Nobel Learning Communities, Inc. (NASDAQ: NLCI), a for-profit provider of education, special education and school management services for the pre-elementary through 12th grade market, today announced that it has successfully completed the refinancing of its debt facilities through the simultaneous closing of the refinancing of its previous senior secured credit facility and senior subordinated debt. Under the term of these new debt facilities, the Company will not have any significant scheduled debt maturities prior to February 2009.

The Company replaced its existing $20 million senior secured credit facility with a $23 million senior secured credit facility with Harris Trust and Savings Bank, the banking arm of Harris Nesbitt. Proceeds of the senior secured credit facility will be used to repay amounts outstanding under the Company’s prior senior secured credit facility, interest accrued on its prior subordinated debt, to pay fees in connection with the transaction, and to finance general corporate purposes.

Contemporaneously with the closing of its senior secured credit facility, the Company also entered into a new $10 million senior subordinated loan provided by Mollusk Holdings, L.L.C. and Blesbok LLC, each of which owns a portion of the outstanding shares of the Company’s Series F convertible preferred stock. Mollusk Holdings, L.L.C. is an investment entity controlled by Lawrence J. Ellison, founder and CEO of Oracle Corporation. The principal business of Blesbok LLC is to acquire interests in, and/or operate, other companies and businesses, primarily, but not limited to, companies and businesses engaged in education. Blesbok LLC is controlled by Michael R. Milken and Lowell J. Milken.

The new subordinated loan replaced the Company’s existing $10 million senior subordinated debt facility, and the proceeds of the new subordinated loan have been used to repay amounts outstanding under that previous senior subordinated facility. The new subordinated loan is unsecured and the outstanding principal is due at its maturity in August 2009. The subordinated loan can be prepaid by the Company at any time after February 2005 without penalty.

“The $23 million senior secured credit facility provides the Company greater operating flexibility, appropriate working capital and the resources to invest in capital expenditures and other investments to drive our business forward,” said George H. Bernstein, President and Chief Executive Officer of the Company. “The Company is also very excited about adding Harris Nesbitt to our financing group, further demonstrating the financial communities’ continued support of NLCI’s business model, which is to deliver high value educational services to our students and families. We are also delighted with the continued support we have received from some of our existing stockholders in the form of our new senior subordinated loan. The new subordinated loan agreement improves the Company’s financial flexibility by extending our subdebt loan principal repayment 5 1/2 years, while allowing the Company to pay the note off after 12 months.”

“Over the past six months, we have accomplished three major objectives: build a strong management team, increase the independence of the Company’s Board of Directors, and strengthen the capital structure of the Company. We now look forward to turning our attention to improving the Company’s operations, enhancing the value of our product and educational outcomes for our customers, and increasing long term stockholder value.”

Nobel Learning Communities, Inc. operates 172 schools in 14 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. NLCI will not necessarily update these statements or other information in this press release based on future events or circumstances.